SUBSCRIPTION AGREEMENT

Regent Bancshares Corp.
1530 Walnut Street
Philadelphia, PA 19103

         Re:      Private Placement of Shares of Common
                  Stock (the "Shares") of Regent Bancshares Corp. ("Regent")

Gentlemen:

         The undersigned member of the Board of Directors of Regent understands that Regent National Bank (the "Bank") will enter into a supervisory agreement (the "Agreement") with the Office of the Comptroller of the Currency (the "OCC") because of the OCC's supervisory concerns about the condition of the Bank as described in the OCC's supervisory letters of August 9 and August 30, 1996 to the Bank, and the letter dated September 6, 1996 from the Federal Reserve Bank of Philadelphia (the "FRBP") to Regent, copies of which are attached hereto. As part of the Agreement, Regent will agree to implement a capital plan. Part of that capital plan will involve the commitment of Regent to raise not less than $1,000,000 in new capital from members of its Board of Directors by the sale of the Shares at a price of $6.75 per Share, the closing sale price (the "Purchase Price") of Regent's Common Stock on October 7, 1996. Subsequent to the offering of the Shares, Regent may, subject to compliance with applicable state and federal securities and banking laws, offer each stockholder of Regent of record at the close of business on August 30, 1996 the right to purchase Shares on such terms and conditions as Regent's Board of Directors may subsequently determine in its discretion.

                                  Risk Factors

         The Bank experienced significant losses in the year ended December 31, 1995 and the first six months of 1996 due primarily to an increase in the provision for loan losses that was attributable to delinquent loans and is currently under stringent supervision by the OCC. For these and other reasons, a purchase of the Shares involves significant risks. In determining whether or not to purchase the Shares offered hereby, prospective investors should carefully consider the following risk factors in addition to the other information set forth herein.

Regulatory Action

         The Bank will become subject to the Agreement with the OCC as a result of the recent losses experienced by Regent and the Bank attributable to an increase in the provision for loan losses of $4.5 million for the year ended December 31, 1995 and $3.9 million for the six months ended June 30, 1996 that resulted from delinquent automobile insurance premium finance ("IPF") loans to individuals. It is also possible that Regent will become subject to a supervisory agreement with the FRBP. The Bank's IPF loans, which have repayment terms of nine months and are secured by the unearned premium balance on the individual automobile insurance policies, were administered until September 1, 1996 by an external servicing company (the "Servicer") pursuant to a Processing, Servicing, Marketing and Consulting Agreement which provided that the Servicer, among other things, was to process and service the IPF loans, including the collection of repayments from borrowers and of unearned premium balances from insurers



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on cancelled insurance policies, in exchange for a servicing fee. During the preparation of Regent's consolidated financial statements for the year ended December 31, 1995, management of the Bank became aware of several matters which indicated that the Servicer may have reported interest and fee income from IPF loans in default and may not have cancelled insurance policies securing defaulted loans nor collected insurance premium balances on such policies on a timely basis. After applying all cash receipts from delinquent IPF borrowers to the principal balances of such delinquent loans, and the proceeds of the unearned premiums received from insurance companies applicable to principal and interest to the principal balances of delinquent IPF loans, the Bank still had to recognize a significant loan loss reserve in its December 31, 1995 and June 30, 1996 financial statements. It is also possible that the Bank will have to recognize additional losses on the IPF loans.

         Both Regent and the Bank are subject to minimum capital requirements promulgated by the Board of Governors of the Federal Reserve System (the "FRB") and the OCC, their respective primary regulators. As an institution whose deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") the Bank is subject to the Federal Deposit Insurance Act ("FDIA"), as amended by the Federal Deposit Insurance Corporation Improvement Act ("FDICIA"), effective December 1991. FDICIA and the regulations of the FDIC implementing the prompt corrective action provision of FDICIA, effective December 1992, require that the federal banking agencies establish five capital levels for insured depository institutions -- "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized" -- and requires or permits such agencies to take certain supervisory actions as an insured institution's capital level falls.

         Capital adequacy standards adopted by federal banking regulators make capital more sensitive to differences in risk profiles among banking organizations and consider off-balance sheet exposures in determining capital adequacy. Various levels of risk are assigned to different categories of assets and off-balance sheet activities. These standards define capital as Tier I and Tier II capital. All banks are required to have Tier I capital of at least 4% of risk-weighted assets and total capital of at least 8% of risk-weighted assets. Tier I (Core) capital consists of common shareholders' equity, non-cumulative preferred stock and retained earnings and excludes the effects of unrealized gains or losses on securities available for sale. Tier II or total capital includes Tier I capital, cumulative preferred stock, qualifying subordinated debt, and the allowance for possible loan losses of up to a maximum of 1.25% of total risk-weighted assets.

         At December 31, 1995, the Bank's Tier I and Tier II ratios were 8.67% and 9.92%, respectively. The increased loan loss reserve attributable to the IPF loan portfolio caused the Bank's Tier I leverage ratio at December 31, 1995 and June 30, 1996 to be 4.94% and 3.94%, respectively. The legal minimum leverage capital ratio for the Bank is 3% of Tier I capital to total assets plus an additional cushion of at least 100 to 200 basis points. However, pursuant to a Commitment Letter, dated June 2, 1995, agreed to by Regent's Board of Directors, the Bank is required to maintain at all times a minimum Tier 1 leverage ratio equal to or greater than 6.5%. The Bank's failure to meet the minimum Tier I leverage ratio requirements prompted informal action and examination by the OCC. As a result of the examination and based upon the problems associated with the IPF loan portfolio, the sizeable credit loss exposure, and the resultant negative financial repercussions caused by what the OCC characterized as inadequate and ineffective risk management practices associated with the IPF loans, the OCC downgraded the Bank's composite rating from "well capitalized" to "undercapitalized" on August 9, 1996. The OCC also cited the Bank with Violations of Law due to the inaccuracy of the Bank's December 31, 1995 and March 31, 1996 Reports of Condition and Income, although it was only after such reports were filed that management of the Bank discovered the extent of the potential losses from the IPF portfolio.

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         In an effort to prevent further regulatory action, management and the
Board submitted a plan of action to the OCC, which provides for sale or, in the absence of a sale, termination of funding for the IPF loan portfolio, which the Bank implemented effective September 3, 1996, and the continued collection of delinquent loans, and a revised capital plan which management believes will be acceptable. The capital plan includes an undertaking to reduce total assets of the Bank by up to 20% and, thereby increase its capital ratios, sell $10 to $12 million in securities, commence the sale of readily saleable assets, possible recovery of a portion of the estimated losses from the IPF loans with the aid of an expanded collection staff and a new collection manager to provide the Bank with accurate, reliable and auditable data with respect to the IPF loans, the sale of a portion of the IPF loan portfolio and an equity investment of up to $1,000,000 by the Organizers of the Bank, if necessary to meet the 6.5% Tier I leverage capital ratio by December 31, 1996.

         The Bank's continued inability to demonstrate the adequacy of its loan loss reserve for IPF loans, including continuing financial and administrative weaknesses, negative earnings performance, eroding capital base, volatile liquidity profile and continued serious and undue risks posed by the IPF business, and the deficiencies in the Bank's past-due reporting for IPF loans prompted the OCC, upon subsequent examination, to take further action resulting in the Agreement and to further downgrade the Bank's composite rating from a "3" to a "4" on August 29, 1996.

         On October 10, 1996, the Bank, acting by and through its Board of Directors, entered into a written agreement pursuant to 12 U.S.C. ss. 1818(b)(1) (the "Regulatory Agreement") with the OCC. The Bank believes that it is currently in compliance with all of the provisions of the Regulatory Agreement in all material respects and anticipates that, absent unforeseen circumstances, it will be able to remain in compliance with the Regulatory Agreement in all material respects. Under the Regulatory Agreement, the Bank is required, subject to OCC review or approval, to (i) adopt and implement by November 9, 1996 an action plan to improve the Bank, (ii) achieve capital levels specified in the Regulatory Agreement at October 31, 1996 and December 31, 1996, (iii) by November 9, 1996 develop a three-year capital program aimed at identifying means for the Bank to maintain adequate capital levels and establishing restrictions on the payment of dividends, (iv) continue the liquidation of the Bank's IPF Loans in accordance with specified procedures, (v) review the adequacy of the Bank's allowance for loan and lease losses and establish a program for the maintenance of adequate allowances by the Bank for loan and lease losses in compliance with OCC requirements, (vi) review the Bank's liquidity on a weekly basis and take appropriate action to ensure adequate sources of liquidity in relation to the Bank's needs, and (vii) appoint a committee of directors responsible for monitoring the Bank's compliance with the terms of the Regulatory Agreement and reporting thereon to the OCC.

         Based upon the Bank's unsatisfactory condition and the questionable ability of Regent to continue to service its outstanding debt beyond September 30, 1996, the FRBP formally notified Regent, in a letter dated September 6, 1996, of its determination that Regent is in "troubled condition." As a consequence of such condition, Regent must provide the FRBP with 30 days' notice prior to adding any members to its board of directors or engaging any new senior executive officers. In addition to the notice requirement, the FRBP has prohibited Regent, without prior written FRBP approval, from declaring or paying any dividends, repurchasing or redeeming any of its stock and incurring any additional debt, and has required Regent to submit to the FRBP by October 6, 1996 a written plan to service Regent's outstanding debt and to immediately notify the FRBP of any material event that significantly impacts the financial condition of Regent and the Bank. The FRBP has requested that the Bank's organizers submit written undertakings to contribute sufficient capital to Regent to enable Regent to pay the interest on Regent's outstanding subordinated debentures in the event Regent does not otherwise have sufficient funds to pay such interest when due.

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         Failure to make significant improvements in the condition of the Bank and future regulatory determinations could result in additional formal or informal enforcement actions against the Bank which would include restrictions on the operations, growth and capital distributions, monitoring and periodic review by the OCC, civil money penalties, mandatory asset dispositions, conservatorships and other actions, many of which, by law, must be publicly disclosed. If Regent or the Bank does not comply with any of the terms of any order or agreement, the OCC may petition the appropriate court for an order to enforce the terms thereof. If wilful noncompliance were to continue, the OCC could seek to take possession of the business and property of the Bank, subject to providing notice and the holding of a hearing with the concurrence of the Pennsylvania Attorney General, or could seek to terminate the deposit insurance of the Bank.

         The use of proceeds from the sale of the Shares in this offering will probably not be sufficient to insure compliance with the Bank's Tier I leverage ratio requirements without significant additional collections of the outstanding IPF loan balances and sales of a portion of the Bank's assets. In addition, there can be no assurance that Regent and the Bank will not be subject to additional capital requirements in the future, either as a result of regulations, guidelines and policies of general applicability or individual regulatory capital requirements that are applied to Regent or the Bank.


Financial Condition and Operations

         Regent experienced significant financial and operational problems in the year ended December 31, 1995 and for the six months ended June 30, 1996. Regent reported net losses after related tax benefits of approximately $3,126,000 for the year ended December 31, 1995 including a net loss after related tax benefits reported by the Bank of approximately $2,937,000 and a net loss of $2,751,909 for the six months ended June 30, 1996, thereby reducing capital amounts and ratios. These losses were primarily due to an increase in the provision for loan losses of $4.5 million at December 31, 1995 and a charge-off of $5.8 million and an increase in the provision for loan losses by $3.9 million in the second quarter of 1996 due to high levels of delinquent IPF loans.

         At June 30, 1996 and December 31, 1995, a substantial portion of the Bank's consumer loans, $15.9 million and $16.8 million (net of $1,261,000 and $930,000 of unearned interest, respectively), consisted of IPF loans. The Bank determined its loss exposure on IPF loans at June 30, 1996 based on an aged delinquency report provided by the Servicer. As of June 30, 1996 IPF loans that were past due 120 days or more were charged-off and IPF loans that were past due 90 days to 120 days totaled $578,000. Management of both Regent and the Bank remain committed to devoting substantial time and resources to the identification, collection and work-out of the delinquent IPF loans.


Regulation

         The federal and state laws and regulations that are applicable to bank holding companies and banks give regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and generally have been promulgated to protect depositors and deposit insurance funds and not for the purpose of protecting shareholders. Any change in such regulations, whether by an applicable federal or state regulatory authority or federal or state legislative bodies, could have a significant impact on Regent and the Bank.

Economic Conditions

         Prevailing economic conditions, as well as government policies and regulations concerning, among other things, monetary and fiscal affairs, significantly affect the operations of financial institutions such as the Bank. In particular, because the Bank's lending and deposit-taking activities are conducted primarily in the Philadelphia area of Pennsylvania, economic conditions in this area may affect the Bank's financial condition and results of operations.

         Regent's net interest income, which is the difference between the interest income received on its interest-earning assets, including loans and investment securities, and the interest expense incurred in connection with its interest-bearing liabilities, including deposits and borrowing, can be significantly affected by changes in market interest rates. Regent actively monitors its assets and liabilities in an effort to minimize the effects of changes in interest rates, primarily by altering the mix and maturity of Regent's loans, investments and funding sources.

Dividends

         The OCC has in the past permitted the Bank to pay dividends to Regent, thereby allowing Regent to meet its debt service requirements under outstanding subordinated debentures. There can be no assurances that the OCC will continue to permit the Bank to continue paying dividends for such purposes. Management believes that, as of June 30, 1996, Regent's liquid assets are sufficient to permit it to meet its debt service obligations under the subordinated debentures and other operating costs in 1996. It is possible that Regent will be unable to meet its obligations under the subordinated debentures after 1996 if the Bank has not restored its Tier I leverage capital ratio to at least 6.5% by December 31, 1996.


Rights in Liquidation of Senior Preferred Stock

         In the event of a liquidation of Regent or similar event, before any distribution or payment is made upon any Common Stock, the holders of all series of Regent Preferred Stock will be entitled to receive $10.00 per share plus accrued and unpaid dividends thereon. In the event that Regent's assets to be distributed upon any such liquidation are insufficient to permit payment of the full liquidation value to holders of the Regent Series Preferred Stock, the assets will be distributed ratably among such holders based on the respective liquidation preferences thereof.

Competition

         Vigorous competition exists in all of the major areas in which Regent and the Bank currently engage in business. Regent and the Bank face competition from various financial and non-financial businesses, many of which have substantially greater resources and capital than do Regent and the Bank. Particularly intense competition exists for loans and deposits.

Control by Management

          As of June 30, 1996, management of Regent owned approximately 42.9% of Regent's outstanding Common Stock and 16.6% of its Series A Preferred Stock and have significant control in all matters submitted to the vote of shareholders, including the election of directors. Therefore, after this offering, management acting alone, will have the ability generally to influence strongly the policies of Regent.

                              Description of Shares

         Regent is authorized to issue up to 10,000,000 shares of Common Stock, $.10 par value per share. As of August 1, 1996, there were 1,026,978 shares of Common Stock outstanding. Each outstanding share of Common Stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at meetings of the shareholders. Holders of Common Stock do not have cumulative voting rights with respect to elections of directors of Regent.

         The holders of Common Stock (i) have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of Regent, (ii) are entitled to share ratably in all of the assets of Regent available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of Regent and (iii) do not have preemptive or redemption provisions applicable thereto.


         1. Subscription. The undersigned hereby irrevocably subscribes for 14,815 Shares at a price of $6.75 per share resulting in a total purchase price of $100,000.

         2. Tender of Purchase Price. In payment of the purchase price for the Shares subscribed for by the undersigned pursuant to Section 1 hereof, the undersigned tenders herewith a check in the amount of the Total Purchase Price set forth in Section 1 hereof payable to "Regent Bancshares Corp."

         3. Acceptance of Subscription. The undersigned understands and agrees that this subscription is made subject to the condition that the Shares to be issued and delivered on account of this subscription will be issued only in the name of and delivered only to the undersigned.

         4. Representations and Warranties of the Undersigned. The undersigned understands that the Shares are being offered and sold under an exemption from registration provided in Section 4(2) of the Securities Act of 1933, as amended (the "Act"), and offering exemptions contained in the securities laws of other jurisdictions; that the undersigned is purchasing the Shares without being furnished any offering literature, prospectus or business plan; that this transaction has not been examined by the United States Securities and Exchange Commission or by any administrative agency charged with the administration of the securities laws of any other jurisdiction; that all documents, records and books pertaining to this investment requested by the undersigned have been made available by Regent to the undersigned and the undersigned's representatives, including his or her attorney, accountant and/or purchaser representative; and that the books and records of Regent and the Bank have been and will be available upon reasonable notice for inspection by investors during reasonable business hours at Regent's offices. The undersigned hereby further represents and warrants as follows:

               (a) The undersigned understands that an investment in the Shares is speculative in nature and involves a high degree of risk and is suitable only for persons of substantial means who have no need for liquidity in their investment, and the undersigned confirms that the undersigned has carefully considered risks in evaluating whether to make an investment in the Shares.

               (b) The undersigned confirms that the undersigned understands and has fully considered for purposes of this investment that there are substantial restrictions on the transferability of the Shares and that there will be no public market for the Shares, and, accordingly, it probably will not be possible for the undersigned to liquidate his investment in the Shares in the case of an emergency or to use the Shares as collateral for a loan.

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               (c) The undersigned confirms that the undersigned (i) is able to bear the economic risk of this investment in the Shares, (ii) is able to hold the Shares for an indefinite period of time, (iii) is able to afford a complete loss of his or her investment, and (iv) has adequate means of providing for his or her current needs and possible personal contingencies and has no need for liquidity in his or her investment.

               (d) The undersigned has, or the undersigned and the undersigned's purchaser representative together have, such knowledge and experience in financial and business matters that the undersigned is, or the undersigned and such representative together are, capable of evaluating the merits and risks of an investment in the Shares and of making an informed investment decision.

               (e) The undersigned confirms that in making the decision to purchase the Shares hereby the undersigned and the undersigned's representatives have been given the opportunity to ask questions of and to receive answers from Regent concerning Regent, the Bank and the Shares and to obtain any additional information that Regent possesses or can acquire without unreasonable effort or expense.

               (f) The Shares hereby subscribed for are being acquired by the undersigned in good faith solely for the undersigned's own personal account for investment purposes only and are not being purchased with a view to or for resale, distribution, subdivision or fractionalization thereof; the undersigned has no contract, understanding, undertaking, agreement or arrangement, formal or informal, with any person to sell, transfer or pledge the Shares to any person; the undersigned has no current plans to enter into any such contract, undertaking, agreement, understanding or arrangement; and the undersigned understands that the legal consequences of the foregoing representations and warranties are that the undersigned must bear the economic risk of an investment in the Shares for an indefinite period of time because the Shares have not been registered under the Act and therefore cannot be sold unless they are subsequently registered under the Act (which Regent is not obligated to do and has no current intention of doing) or an exemption from such registration is available.

               (g) The undersigned consents to the placement of a legend on the certificates representing the Shares, which legend will be in substantially the following form:

               THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY JURISDICTION. THE SALE OR OTHER DISPOSITION OF THESE SECURITIES IS PROHIBITED UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO IT AND ITS COUNSEL THAT SUCH SALE OR OTHER DISPOSITION MAY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND OTHER APPLICABLE STATUTES. BY ACQUIRING THE SECURITIES REPRESENTED BY THIS CERTIFICATE, THE HOLDER HEREOF REPRESENTS THAT HE WILL NOT SELL OR OTHERWISE DISPOSE OF THESE SECURITIES WITHOUT REGISTRATION OR OTHER COMPLIANCE WITH THE AFORESAID ACTS AND THE RULES AND REGULATIONS THEREUNDER.

               (h) The information set forth in this Agreement regarding the undersigned is true, correct and complete.

         The foregoing representations, warranties and undertakings are made by the undersigned with the intent that they be relied upon in determining the undersigned's suitability as an investor in Regent, and the undersigned hereby agrees that such representations and warranties shall survive his or her purchase of the Shares.

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         If more than one person is signing this Agreement, each representation, warranty and undertaking made herein shall be a joint and several representation, warranty or undertaking of each such person. If the undersigned is a partnership, corporation, trust or other entity, the undersigned has enclosed with this Agreement appropriate evidence of the authority of the individual executing this Agreement to act on behalf of the undersigned.

         5. Transferability. The undersigned agrees not to transfer or assign this Agreement or any interest herein and further agrees that the assignment and transfer of the Shares shall be effected only in accordance with this Agreement and with all applicable laws.

         6. Revocation. The undersigned agrees that he or she may not cancel, terminate or revoke this Agreement or any agreement of the undersigned made hereunder and that this Agreement shall be legally binding upon the undersigned's heirs, executors, administrators, successors and assigns.

         7. No Waiver of Rights. Notwithstanding any of the representations, warranties, acknowledgments or agreements made herein by the undersigned, the undersigned does not thereby or in any other manner waive any rights granted to the undersigned under the applicable federal or state securities laws.

         8. Indemnification. The undersigned acknowledges that he understands the meaning of the representations made by him in this Agreement and hereby agrees to indemnify Regent and the Bank and all persons deemed to be in control of Regent and the Bank from and against any and all losses, costs, expenses, damages and liabilities (including, without limitation, court costs and attorneys' fees) arising out of or due to a breach by the undersigned of any such representation. All such representations shall survive the delivery of this Agreement and the purchase by the undersigned of the Shares.

         9. Miscellaneous.

               (a) All notices or other communications given hereunder shall be in writing and shall be delivered personally or by overnight courier or mailed by certified mail, return receipt requested, postage prepaid, to the parties hereto at their respective addresses set forth herein.

               (b) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

               (c) This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by the parties.

         10. Other Information. Attached hereto are the following documents:

               (a) Regent's Form 10-Q Report for the quarter ended June 30, 1996 as filed with the Securities and Exchange Commission on September 12, 1996.

               (b)  Regent's press release dated September 12, 1996.

               (c)  Regent's press release dated October 3, 1996.

         IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has executed this Agreement as of the date set forth below.


Date: October 7, 1996                 Richard A. Leech, Chairman
                                      ------------------------------------------
                                      Subscriber's Name (please print)


                                      Abraham L. Bettinger, President
                                      ------------------------------------------
                                      Subscriber's Name (if more than one)


13-3076809                            Richard A. Leech
---------------------------------     ------------------------------------------
Social Security or Taxpayer           Subscriber's Signature
Identification Number


                                      /s/ Abraham L. Bettinger
---------------------------------     ------------------------------------------
Social Security or Taxpayer           Subscriber's Signature (if more than one)
Identification Number

Residence Address:                    Mailing Address, if different
                                      from Residence Address:

                                      845 3rd Avenue
---------------------------------     ------------------------------------------
                                      New York, NY 10022
---------------------------------     ------------------------------------------





The foregoing subscription is accepted
with respect to all Shares subscribed
for.

                                      REGENT BANCSHARES CORP.

Date: October 7, 1996                 By:/s/ David W. Ring
                                         ---------------------------------------
                                           David W. Ring, Chairman



           Checks should be made payable to "Regent Bancshares Corp."